Filed Pursuant to Rule 433

Registration Statement No. 333-196343

March 13, 2015

THE TORONTO-DOMINION BANK

US$125,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2016

FINAL TERM SHEET

DATED MARCH 13, 2015

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated March 13, 2015, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 6, 2014 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 6, 2014.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2016 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: negative)

Principal Amount:	US$125,000,000

Issue Price:	100.000%

Trade Date:	March 13, 2015

Settlement Date (T+3):	March 18, 2015 (DTC)

Maturity Date:	September 8, 2016

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

Spread:	+15 basis points

Commissions:	0.15%

Interest Payment Dates and Interest Reset Dates:	Quarterly on the 8th day of each March, June, September and December, beginning June 8, 2015 (short first coupon)

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Sole Book-Runner:	TD Securities (USA) LLC

CUSIP / ISIN:	89114QB31 / US89114QB312

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Sole Book-Runner will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846.